Exhibit 10.10



                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT, made as of this        day of                  , by and
                                     ------        -----------------
between NABISCO, INC., a Delaware corporation (the "Company") and
                                                                  --------------
 (the "Executive").

                                    RECITALS
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     WHEREAS, in order to provide the Executive continued incentives to remain in the services of the Company or its subsidiaries, the Company desires to provide the Executive with compensation security under the conditions set forth in this Agreement should his employment with the Company or its designated subsidiaries for any reason be terminated without cause by the Company during the term of this Agreement;

     NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

1.   Employment.  The Executive agrees to devote his working time exclusively to
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the performance of such services of the Company or its subsidiaries as may be assigned to him from time to time and to perform such services faithfully and to the best of his ability except as the provisions of subsection 4(b)(b) shall apply.

2.   Term of Agreement.  This Agreement shall commence on the date hereof and
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shall remain in effect so long as the Executive remains employed by the Company, any of its subsidiaries or any successor organization.

3.   Termination of Employment Without Compensation Continuance.
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     (a)  Termination for Cause.  This Agreement shall immediately be terminated and neither party shall have any obligation hereunder if the Executive's employment is terminated for "cause." Termination for cause shall arise where termination results from (a) criminal dishonesty, (b) deliberate and continual refusal to perform employment duties on substantially a full-time basis, (c) deliberate and continual refusal to act in accordance with any specific lawful instructions of a majority of the Board of Directors of the Company, or (d) deliberate misconduct which could be materially damaging to the Company without reasonable good faith belief by the Executive that such conduct was in the best interests of the Company.

     (b) Voluntary Termination of Employment by the Executive. The Executive reserves the right to voluntarily terminate his employment at any time for any reason; provided, he shall give the Company not less than three (3) months written notice thereof, unless the Company consents to a shorter notice period. Three (3) months after the Company receives such notice, this Agreement shall cease, all obligations of the Company hereunder shall be cancelled automatically, and the Executive shall not be entitled to any


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form of Compensation Continuance under this Agreement, including that described in Section 5 below.

     (c) Disability. The event of physical or mental disability of a nature that entitles the Executive to benefits under the Company's Long-Term Disability Plan is not a termination of employment under any section of this Agreement. As such, disability shall not qualify the Executive for the Compensation Continuance described herein unless the Executive is terminated under Section 4(a).

     (d) Death. In the event of the Executive's death prior to involuntary termination, this Agreement will be null and void.

4.   Termination With Compensation Continuance.
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     (a)  Involuntary Termination Without Cause by the Company.  The Company
reserves the right to terminate the employment of the Executive at any time for any reason subject to providing the compensation and benefits described herein. Except as provided in Section 6, the Company will provide the Executive with the Compensation Continuance described in Section 5 hereof if the Executive is involuntarily separated from active employment without cause by the Company ("Involuntary Termination"). Involuntary Termination shall not include the divestiture of the Operating Company employing the Executive, and the obligations of the Company under this Agreement shall be assigned to the Operating Company, or its successors or acquiror, in connection with the divestiture of either all, or substantially all, the shares or assets of such Operating Company. Nor shall Involuntary Termination include transfer of the Executive's employment to any company that owns at least 50% of the voting power of the Company, or any subsidiary of such company (an "Affiliated Company"); provided, that the obligations of the Company under this Agreement are assigned to such employing Affiliated Company. The transfer of the Executive's employment to any company that owns at least 50% of the voting power of the Company, or any subsidiary of such company (an "Affiliated Company") shall not be deemed an Involuntary Termination, if and only if such transfer would not be deemed an Involuntary Termination under Section 4(b) hereof and the obligations of the Company under this Agreement are assigned to such employing Affiliated Company and the Company agrees to guarantee the obligations of such Affiliated Company under this Agreement.

     (b) Deemed Involuntary Termination Without Cause by the Company. Involuntary Termination shall be deemed to occur if the Executive voluntarily terminates employment after: (a) the total amount of his base salary and targeted awards under the Long-Term Incentive Plan and the Annual Incentive Award Plan (or successors thereto) is at any time reduced by more than 20% without the Executive's consent, provided, however, nothing herein shall be construed to guarantee the Executive's target award if performance is below target, (b) his job responsibilities are substantially reduced in importance without the Executive's consent, or (c) he, without his consent, is at any time required as a condition of continued employment to relocated from his then current place of employment a distance equal to or greater than the mileage threshold required by the IRS for a moving expense deduction. Unless the Executive provides written notification of his non-consent to any of



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the events in (a) or (b) or (c) above within 90 days after the occurrence of such events, the Executive shall be deemed to have consented to the occurrence of such event or events and no deemed Involuntary Termination shall occur. If the Executive provides written notice of his non-consent to any of the events in
(a) or (b) or (c) above within 90 days after the occurrence of such events, he shall be deemed to have been Involuntarily Terminated ninety (90) days after receipt of such written notice by the Company.

5.   Compensation Continuance Under this Agreement.
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     (a)  Compensation Period.  If at any time during the term of this Agreement the Executive has an Involuntary Termination pursuant to Section 4, he will be provided with Compensation Continuance as provided in this Section 5 for a period of three (3) years commencing with the effective date of such Involuntary Termination (the "Compensation Period").

     (b)  Cash Compensation.

          (i)  The Executive will be entitled to such compensation equal to two
(2) years pay, calculated as described below, payable in equal monthly installments over the three (3) year Compensation Period, each installment representing two-thirds (2/3) of the Executive's full pay for such period. The aggregate cash compensation will be calculated as twice the sum of (A) plus (B), where (A) is the Executive's highest annual rate of base salary in effect during the twelve (12) month period prior to his involuntary termination and (B) is the target amount of his award under the Company's Annual Incentive Award Plan (or successor Short-Term Incentive Plan) for the calendar year in which his employment terminated.

          (ii) Cash compensation paid pursuant to this Section 5(b) shall be payable in equal monthly installments over the Compensation Period, and shall be subject to regular payroll deductions.

          (iii) For purposes of calculating Average Final Compensation for pension benefits, to the extent permitted by law the Executive will be deemed to be paid during the entire Compensation Period at the annual rate of cash compensation equal to the sum of the amounts determined pursuant to Sections 5(b)(i)(A) and (B).

     (c) Short Term Incentive Plan Awards. The Executive will be paid at the time of Involuntary Termination an award under the Annual Incentive Award Plan (or successor thereto, if any) of the Company, based upon the target award for the year in which the Executive's Involuntary Termination occurs, prorated for the Executive's active employment during such year and adjusted for performance. Except as stated in the foregoing sentence, all provisions of the Annual Incentive Award Plan (or successor thereto) shall be applicable to the Executive.

     (d) Long Term Incentive Plan Awards. The treatment of long term incentive awards during the Compensation period shall be determined pursuant to the term of the


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appropriate long term incentive award plan and the specific long term incentive award agreement; provided, however, that for such purposes, the Compensation Period shall be treated as a period of salary and benefit continuance.

     (e) Welfare Benefits. During the Compensation Period, the Executive will be provided the welfare benefits afforded by the Employee Benefit Plans and programs maintained by the Company in which he participated immediately prior to his Involuntary Termination, except that he will not be eligible to participate in the Company's short-term or long-term disability plans.

     (f) Internal Revenue Code Qualified Defined Benefit Plans. If the Executive was participating in an IRC Section 401(a) defined benefit plan prior to Involuntary Termination, he will, to the extent permitted by law, continue to accrue benefits under such plan during the Compensation Period.

     (g) Internal Revenue Code Qualified Defined Contribution Plans. If the Executive was participating in an IRC Section 401(a) defined contribution plan prior to separation from active employment, he may, to the extent permitted by law, continue to so participate pursuant to the terms of that plan during the Compensation Period.

     (h) ERISA Excess Plans. The Executive shall be eligible to participate during the Compensation Period in any plan of the Company adopted for the purpose of restoring benefits under the Qualified Defined Benefit and Defined Contribution Plans of the Company which would otherwise be reduced by the limitations so imposed by Section 415 and other sections of the IRC.

     (i) Executive or Management Program. The Executive may continue to participate in the Executive or Management Program, if a participant on the date immediately prior to Involuntary Termination, pursuant to the terms of the program governing inactive pay status as in effect on the date of this Agreement or as each respective provision of the Program may be improved from time to time or as additional provisions become effective.

     (j) Outplacement. During the Compensation Period, the Executive will be provided with outplacement counseling services at Company expense; provided, however, this expense shall not exceed 18% of the amount of cash Compensation Continuance paid in a single calendar year. This counseling shall include, but is not limited to, skill assessment, job market analysis, resume preparation, interviewing skills, job search techniques and negotiating.

6.   Conditions on Compensation Continuance.
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     (a)  Availability and Consulting.  During the Compensation Period the
Executive shall provide consulting services to the Company on a reasonable basis subject to appropriate notice and reimbursement of all travel and other expenses. During the first six (6) months of the Compensation Period the Executive may be required by the Company to provide up to fifteen (15) days of consultation during normal business hours and business



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days.  When and if the Executive becomes employed on a full-time basis, either with another company or on a self-employed basis, his obligation to provide consulting services shall be limited by the requirements of such employment, and under appropriate circumstances, may be restricted to telephone conference.

     (b) Confidentiality and Conduct. The Executive warrants that he will not disclose to any other person any confidential information or trade secrets concerning the Company or any of its subsidiaries at any time during or after the Compensation Period. The Executive will at all times refrain from taking any action or making any statements, written or oral, which are intended to and do disparage the goodwill or reputation of the Company, its directors, officers or executives or which could adversely affect the morale of Company employees.

     (c) Breach of Conditions. In the event that the Executive unreasonably refuses to provide consulting services in accordance with paragraph (a) above or materially violates the terms and conditions of paragraph (b) above, the Company may, at its election upon ten (10) days notice, terminate the Compensation Period, discontinue cash compensation payments and employee benefits coverage and cancel any outstanding Long Term Incentive Plan awards (if permitted under the terms of such awards). The Company may also initiate any form of legal action it may deem appropriate seeking damages or injunctive relief with respect to any material violations of paragraph (b) above.

     (d) Non-Competition. The Compensation Period shall be terminated if the Executive, without the Company's written approval, accepts a substantially similar or higher executive position, paying a substantially comparable or greater level of cash compensation, with any other company conducting a business which is substantially competitive with a business conducted by the Company. Alternatively, the Company may, in its discretion, appropriately reduce the Executive's cash compensation and employee benefits coverage for the balance of the Compensation Period.

     (e) Employment With Another Employer During Compensation Period. Except as otherwise provided in this Section 6, if the Executive commences employment with another employer during the Compensation Period, he will continue to receive the compensation continuance provided under Section 5 for the balance of the Compensation Period, except that, unless otherwise required by law, benefits under the Company's Employee Benefits Plans, including the Executive or Management Program, if applicable, shall be appropriately terminated or offset to the extent provided by the other employer.

     (f) Other Severance Benefits. The Executive is entitled to no other form of severance benefits, including benefits otherwise payable under any of the Company's regular severance policies, other than those set forth elsewhere in this Agreement. The Executive will at the time of termination of employment be eligible for any form of post-retirement benefit provided under the Company's qualified Employee Benefits Plans, including retiree medical benefits, as any other employee upon retirement with the same age and service. Nothing contained in this Agreement shall adversely affect the Executive's rights to accrued vested pension benefits or his right to receive previously deferred awards under any of the


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Company's incentive award plans.

     (g) Release and Waiver of Claims. In consideration of the compensation and benefits continuance available pursuant to this Agreement, the Executive, except as otherwise expressly provided in this Agreement, unconditionally releases the Company and its subsidiaries, any Affiliated Companies, their directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities, and obligations of any nature pertaining to termination of employment including, but not limited to, (a) any claims under federal, state or local laws prohibiting age discrimination, or (b) any claims growing out of any alleged legal restrictions on the Company's right to terminate its employees, such as any alleged implied contract of employment or termination contrary to public policy.

     (h) Death. In the event of the Executive's death subsequent to commencement of this Compensation Period hereunder, the balance of Compensation Continuance will be paid to his beneficiary in a lump sum. "Beneficiary" shall mean the Executive's designated beneficiary under his Executive Program life insurance, or, if not so eligible, his core life insurance benefit under the Company's plans.

7.   General Provisions.
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     (a)  Limited Right of Appeal.
          (i) If the Executive is advised in writing that he is being terminated for cause and within fifteen (15) days thereafter submits to the Chief Executive Officer of the Company a written objection to such a determination, Section 3(a) will not be applicable unless the Compensation Committee of the Board of Directors of the Company at or before its next regularly scheduled meeting determines by majority vote that the Executive has been terminated for cause.

          (ii) If the Executive's Compensation Period is terminated pursuant to
Section 6, he may, within fifteen (15) days after mailing of notice thereof to him, submit to the Chief Executive Officer of the Company a written objection to such termination. In such event, the Compensation Committee of the Board of Directors at or before its next regularly scheduled meeting must determine by majority vote that termination of the Compensation Period was appropriate or, failing that, the Compensation Period must be reinstated with full retroactive effect.

     (b) Notices. All notices hereunder shall be in writing and deemed properly given if delivered by hand and receipted or if mailed by registered mail, return receipt requested. Notices to the Company shall be directed to the Corporate Secretary at the Company's headquarters offices. Notices to the Executives shall be directed to his last known home address.

     (c) Limited Waiver. The waiver by the Company of a violation of any of the provisions of this Agreement, whether express or implied, shall not operate or be construed as a waiver of any subsequent violation of any such provision.



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     (d)  No Assignment.  No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or set off by Executive in respect of any claim, debt or obligation, or similar process. The Company, however, may assign its obligations hereunder in the event of the transfer of the Executive's employment to an Affiliated Company or the divestiture (whether by the sale of shares or assets) of the Operating Company employing the Executive.

     (e) Amendment. This Agreement may not be amended, modified or canceled except by written agreement of the parties.

     (f) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.


     (g) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Executive, the Company, its affiliates, and any successor organization or organizations which shall succeed to substantially all of the business and property of the Company, whether by means of merger, consolidation, acquisition of substantially all of the assets of the Company or otherwise, including by operation of law.

     (h) Unsecured Promise. Unless otherwise stated herein, no benefit or promise hereunder shall be secured by any specific assets of the Company. Unless otherwise stated herein, the Executive shall have only the rights of an unsecured general creditor of the Company in seeking satisfaction of such benefits or promises.

     (i) Governing Law. This Agreement has been made in and shall be governed and construed in accordance with the laws of the State of Delaware.

     (j) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby. This Agreement supersedes and replaces any prior agreement with respect to employment, compensation continuation and the matters contained in this Agreement which the Executive may have had with the Company or any affiliate.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                  NABISCO, INC.



                                        By:
                                             ---------------------------------
                                             Executive Vice President
                                              and Chief Personnel Officer




                                             ---------------------------------
                                                       [Executive]